Exhibit 99

GORMAN-RUPP REPORTS RECORD PERFORMANCE FOR 2011

Mansfield, Ohio – February 8, 2012 – The Gorman-Rupp Company (NYSE Amex: GRC) reports record sales, earnings and incoming orders for the year ended December 31, 2011. In addition, the Company ended the year with record working capital and attained its thirty-ninth consecutive year of increased cash dividends paid to shareholders. Results for 2011 and 2010 include the operations of National Pump Company since its October 1, 2010 acquisition date.

Net sales during 2011 increased 21.1% to a record $359.5 million compared to $296.8 million during 2010. International sales increased 2% and were 33% of total sales in 2011. Sales to most markets increased in 2011 with primary increases in the industrial, construction, agricultural and municipal markets, while OEM and international fire protection sales declined due to continued areas of economic weakness. Net income increased 10.8% to a record $28.8 million in 2011 compared to the previous record of $26.0 million in 2010. Earnings per share were $1.37 and $1.24 for the respective periods, a 10.5% increase.

As noted in the Company’s third quarter 2011 Form 10-Q, a GAAP-required $3.0 million pension settlement charge was recorded in October and decreased annual and fourth quarter earnings by $0.10 per share. Excluding this non-cash charge, 2011 annual earnings per share grew 18.5% to $1.47 per share. The other major annual expense difference was $0.11 per share of higher LIFO expense in 2011 when compared to the post-recessionary lower LIFO costs in 2010.

Net sales during the quarter ended December 31, 2011 increased 9.8% to a record $93.0 million compared to $84.7 million during the same period in 2010. Sales growth in the fourth quarter of 2011was primarily due to increases in the construction, petroleum, industrial and agricultural markets compared to the same period last year. International sales increased 18% and were 36% of total fourth quarter 2011 sales with primary increases in the OEM and petroleum markets. Profitability increased at a slower rate during the quarter due to product mix, including increased sales of larger engine-driven pump systems, slightly reducing fourth quarter 2011 gross margin. Due to new government emissions standards, the costs of these purchased engines will continue to increase and put some margin pressure on our construction market sales.

Net income was $5.1 million during the fourth quarter 2011 compared to a record $9.7 million in the fourth quarter 2010, resulting in earnings per share of $0.24 and $0.46 for the respective periods. Two significant matters had opposite earnings impacts in the respective fourth quarters of 2011 and 2010. The fourth quarter 2011 included the entire $0.10 per share pension settlement charge noted above. Excluding this non-cash charge, earnings for the fourth quarter of 2011 would have been $0.34 per share. The other major expense difference between the respective quarters was $0.06 per share of higher LIFO expense in the fourth quarter 2011 when compared to the post-recessionary lower LIFO costs in the same period last year.

Record sales during 2011 were exceeded by record incoming orders of $408.9 million, contributing to a backlog of $155.5 million at December 31, 2011, 44.8% higher than the backlog of $107.4 million at December 31, 2010. Due to record fourth quarter shipments, the backlog decreased 1.5% during the fourth quarter 2011 compared to the record of $157.8 million at September 30, 2011.

Working capital increased 25.7% from December 31, 2010 to a record $105.0 million at December 31, 2011 primarily due to investments in inventory to meet increased customer demand. The Company’s continuing earnings growth and cash generation enabled repayment during the quarter of an additional $5.0 million of borrowings used to finance the acquisition of National Pump Company for a total of $15.0 million repayments during the year.

Jeffrey S. Gorman, President and CEO said, “Gorman-Rupp delivered outstanding record results for 2011 as sales increased across most of the markets the Company serves. Our National Pump Company acquisition also performed at record levels. Although concerns over the breadth and strength of a global economic recovery continue, our record level of incoming orders during the year and our near record order backlog at year end provide excellent momentum into 2012.”

David P. Emmens

Corporate Secretary

The Gorman-Rupp Company

Telephone (419) 755-1477

NYSE Amex: GRC

For additional information, contact Wayne L. Knabel, Chief Financial Officer, Telephone (419) 755-1397.

The Gorman-Rupp Company designs, manufactures and sells pumps and related equipment (pumps and motor controls) for use in water, wastewater, construction, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid handling applications.

The Gorman-Rupp Company and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(in thousands of dollars, except per share data)

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010

Net sales	$93,042	$84,689	$359,490	$296,808
Cost of products sold	73,307	59,742	271,653	220,471

Gross profit	19,735	24,947	87,837	76,337

Selling, general and administrative expenses	12,407	10,843	44,843	37,378

Operating income	7,328	14,104	42,994	38,959

Other income (expense)—net	112	(238)	(309)	(626)

Income before income taxes	7,440	13,866	42,685	38,333
Income taxes	2,335	4,211	13,881	12,370

Net income	$5,105	$9,655	$28,804	$25,963

Earnings per share	$0.24	$0.46	$1.37	$1.24

The Gorman-Rupp Company and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands of dollars)

	September 30,	September 30,
	December 31,	December 31,
	2011	2010

Assets
Cash and short-term investments	$21,202	$34,246
Accounts receivable—net	56,419	51,996
Inventories	73,193	51,449
Deferred income taxes and other current assets	5,058	5,503

Total current assets	155,872	143,194

Property, plant and equipment—net	114,349	113,526

Prepaid pension and other assets	2,998	3,545

Goodwill and other intangible assets	25,481	26,442

Total assets	$298,700	$286,707

Liabilities and shareholders’ equity
Accounts payable	$15,679	$12,042
Short-term debt	10,000	25,000
Accrued liabilities and expenses	25,194	22,636

Total current liabilities	50,873	59,678

Pension benefits	6,571	—

Postretirement benefits	22,705	22,241

Deferred and other income taxes	3,787	4,954

Shareholders’ equity	214,764	199,834

Total liabilities and shareholders’ equity	$298,700	$286,707

Shares outstanding	20,990,893	20,985,668

Shares outstanding and per share data reflect the 5 for 4 stock split effective June 10, 2011.

Note: The adjusted earnings per share amounts eliminate a pension settlement charge quantified in the text of this release. Management utilizes these adjusted financial measures to assess comparative operations against those of prior periods without the distortion of this factor. The Company believes that these non-GAAP financial measures will be useful to investors as well as to assess the continuing strength of the Company's underlying operations.